CAPE BANCORP, INC. ANNOUNCES REVISED
                     FOURTH QUARTER AND ANNUAL 2008 RESULTS


     Cape May Court House, New Jersey, February 24, 2009. Cape Bancorp, Inc. ("Company") (NASDAQ: "CBNJ"), the parent company of Cape Bank, announced that in connection with its year-end audit and related evaluation of its investment portfolio occurring following its February 13, 2009 announcement of year-end 2008 results, the Company will record an additional other-than-temporary impairment charge to earnings of $6.8 million (net of tax) in the fourth quarter 2008 for investments in certain pooled trust preferred securities.

     This earnings release revises the Company's earnings release dated February 13, 2009.

     In connection with the year-end audit, and as a result of subsequent information regarding deferrals of interest and expected defaults of issuers and revisions of assumptions utilized in determining other-than-temporary impairment, management concluded that an additional other-than-temporary impairment occurred in its fourth quarter and year-end 2008 results. Unrealized losses previously recognized in other comprehensive income, a component of stockholders' equity on the Company's balance sheet, have now been reflected as other-than-temporary impairment on the income statement. This will result in a full-year 2008 net loss of $(42.5) million or $(3.49) per share, compared to a net loss of $(35.7) million, or $(2.94) per share as previously announced. For the fourth quarter of 2008, the charge increases its previously announced net loss to $(42.2) million or $(3.43) per share, from $(35.4) million, or $(2.88) per share.

     Management will continue to evaluate its securities portfolio and monitor the fair value of its securities pursuant to appropriate fair value methodologies, and no assurances can be given that no future additional other-than-temporary impairment charges may be necessary. At December 31, 2008, the remaining unrealized loss associated with these trust preferred securities recorded through other comprehensive income was approximately $8.8 million pre-tax ($5.5 million net of tax). This change has no effect on previously reported total stockholders' equity, book value or tangible book value per share.

SELECTED BALANCE SHEET DATA
(Unaudited, in thousands)

                                                            At                                 At
                                                     December 31, 2008                  September 30, 2008
                                                     -----------------                  ------------------

Investments                                           $  163,480                          $  180,144
Net Loans                                                783,869                             778,683
Allowance for Loan Losses                                 11,240                               9,949
Total Assets                                           1,090,735                           1,128,259
Total Deposits                                           711,130                             730,276
Total Borrowings                                         234,484                             212,863
Total Equity                                             140,725                             177,682


SELECTED INCOME STATEMENT DATA
(Unaudited, in thousands except share data)

                                        Three Months               Three Months           Twelve Months
                                           Ended                       Ended                  Ended
                                      December 31, 2008         September 30, 2008      December 31, 2008
                                      -----------------         ------------------      -----------------

Interest Income                           $ 14,471                  $15,154                 $  58,127
Interest Expense                             5,663                    6,084                    24,253
Net Interest Income                          8,808                    9,070                    33,874
Provision for Loan Losses                    6,861                    1,309                     9,009
Non-Interest Income                        (11,996)                    (870)                  (10,793)
Non-Interest Expense                        38,250                    6,722                    64,717
Tax Expense (benefit)                       (6,125)                    (424)                   (8,154)
Net Income (loss)                          (42,174)                     593                   (42,491)
Earnings (loss) per Share(1)                 (3.43)                    0.05                     (3.49)
Average Shares Outstanding              12,285,267               12,273,615                12,280,494


(1) Earnings Per Share calculation excludes $401,658 from year-to-date net income.
This amount represents income earned by Cape Savings Bank (now Cape Bank) prior to the formation of Cape Bancorp. Earnings Per Share calculations use average outstanding shares which includes earned ESOP shares.

SELECTED RATIOS and PERFORMANCE MEASUREMENTS

                                                      At or for the              At or for the           At or for the
                                                      three months               three months            twelve months
                                                         ended                      ended                    ended
                                                     December 31, 2008        September 30, 2008      December 31, 2008
                                                    ------------------        ------------------      -----------------



ROAA                                                     (14.94%)                    0.21%                  (3.86%)
ROAE                                                     (96.08%)                    1.30%                 (24.47%)
Net Interest Margin                                        3.52%                     3.61%                   3.48%
Efficiency Ratio                                         382.55%                    64.55%                 167.31%
Equity to Assets (end of period)                          12.90%                    15.75%                  12.90%
Tangible Equity/Tangible Assets                           10.99%                    11.40%                  10.99%

Non-Performing Loans to Total Gross Loans                  2.65%                     2.83%                   2.65%
Loan Loss Reserve to Non-Performing Loans                 53.39%                    44.62%                  53.39%
Loan Loss Reserve to Total Gross Loans                     1.41%                     1.26%                   1.41%

Book Value                                              $ 10.57                   $ 13.35                 $ 10.57
Tangible Book Value                                     $  8.81                   $  9.18                 $  8.81
Stock Price                                             $  9.25                   $  9.15                 $  9.25
Price to Book Value                                       87.51%                    68.54%                  87.51%
Price to Tangible Book Value                             104.99%                    99.67%                 104.99%


For further information contact Michael D. Devlin, Chief Executive Officer, or Robert J. Boyer, Chief Operating Officer, Cape
Bancorp: (609) 465-5600.



This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Cape Bancorp's financial results can be found in the Cape Bancorp's Form 10-K for the Year Ended December 31, 2007, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 31, 2008.